For period ending 03/31/03
File number 811-2333


77(C). Matters submitted to a vote of security holders.

     a) Meeting of  shareholders - March 13, 2003  (adjourned  session April 15,
        2003)

          (1) Directors elected:

               Elisabeth Allison, Vanessa C.L. Chang, Gina H. Despres, Robert A. Fox, Paul G. Haaga, Jr., Jae H. Hyun, Gregg Ireland, Koichi Itoh, William H. Kling, John G. McDonald, William I. Miller, Kirk P. Pendleton, Rozanne L. Ridgway, Walter P. Stern

          (2) Approval or rejection of the revision of certain of the fund's fundamental investment policies:

               a) revise policy regarding lending activities
               b) revise policy regarding borrowing and senior securities

               Votes:         Affirmative        Against           Abstain

          2a   517,035,308    441,129,208        36,176,402        39,729,698
          2b   517,035,308    440,050,339        37,399,379        39,585,590

          (3) Ratification or rejection of the selection by the Board of Trustees of PricewaterhouseCoopers LLP as the independent accountant


               Votes:         Affirmative        Against           Abstain

               823,066,053    801,600,990        7,339,545         14,125,518